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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Applica Incorporated

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF APPLICA INCORPORATED TO BE HELD MAY 9, 2006
ABOUT THE MEETING
STOCK OWNERSHIP
Report of the Audit Committee
EXECUTIVE COMPENSATION
Report of the Compensation Committee on Executive Compensation
PROPOSAL TWO ELIMINATION OF “SUPER-MAJORITY” VOTING PROVISIONS FOR CERTAIN BUSINESS COMBINATIONS
PROPOSAL THREE AUTHORIZATION OF BLANK CHECK PREFERRED STOCK
PROPOSAL FOUR RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
INFORMATION CONCERNING SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER BUSINESS
APPENDIX A
APPENDIX B
APPENDIX C
PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF APPLICA INCORPORATED
TO BE HELD MAY 9, 2006

To Our Shareholders:
     We cordially invite you to attend our annual meeting of shareholders. The meeting will be held at our executive offices located at 3633 Flamingo Road, Miramar, Florida 33027 on Tuesday, May 9, 2006, at 10:00 a.m. local time. At the meeting, the holders of our common stock will act on the following matters:
     1. Election of three directors, each for a term of three years, and one director for a term of one year;
     2. An amendment to our Second Amended and Restated Articles of Incorporation to eliminate the “super-majority” shareholder approval requirement for certain business combinations;
     3. An amendment to our Second Amended and Restated Articles of Incorporation to authorize 1,000,000 shares of “blank check” preferred stock;
     4. Ratification of the appointment of Grant Thornton LLP as Applica’s independent accountants for the year ended December 31, 2006; and
     5. Any other matters that properly come before the meeting.
     All holders of record of shares of common stock at the close of business on March 20, 2006 are entitled to vote at the meeting and any postponements or adjournments of the meeting. Your vote is important to us. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.
By Order of the Board of Directors,

Harry D. Schulman
Chairman of the Board, President
and Chief Executive Officer
Miramar, Florida
March 31, 2006
     We Encourage You To Attend The Meeting In Person. If You Are Unable To Attend, We Respectfully Urge You To Execute And Return The Enclosed Proxy Card As Promptly As Possible. Shareholders Who Execute A Proxy Card May Nevertheless Attend The Meeting, Revoke Their Proxy And Vote Their Shares In Person.

2006 ANNUAL MEETING OF SHAREHOLDERS OF
APPLICA INCORPORATED

PROXY STATEMENT

     This proxy statement contains information related to the annual meeting of shareholders of Applica Incorporated to be held on Tuesday, May 9, 2006, beginning at 10:00 a.m., at our executive offices located at 3633 Flamingo Road, Miramar, Florida, and at any adjournments or postponements thereof. We are first sending the proxy materials to shareholders on or around March 31, 2006.
ABOUT THE MEETING
What is a proxy?
     A proxy is your legal designation of another person to vote the stock that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or proxy card. As is our usual practice, two officers of the company have been designated as proxies for the 2006 annual meeting of shareholders. These two officers are Harry D. Schulman, President and Chief Executive Officer, and Terry Polistina, Senior Vice President and Chief Financial Officer.
What is a proxy statement?
     A proxy statement is a document the Securities and Exchange Commission requires us to give you when we ask you to sign a proxy card designating Messrs. Schulman and Polistina as proxies to vote on your behalf at the annual meeting.
Who is soliciting my proxy?
     The Board of Directors is soliciting your proxy in order to provide you an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.
What is the purpose of the annual meeting?
     At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including:
•	the election of directors;

•	an amendment to our Second Amended and Restated Articles of Incorporation to eliminate the “super-majority” shareholder approval requirement for certain business combinations;

•	an amendment to our Second Amended and Restated Articles of Incorporation to authorize 1,000,000 shares of “blank check” preferred stock; and

•	the ratification of the appointment of the independent accountants.
In addition, after adjournment of the formal meeting, management will report on Applica’s performance during 2005 and respond to appropriate questions from shareholders.

What is the record date?
     The record date for the 2006 annual meeting of shareholders is March 20, 2006.
Who is entitled to vote at the meeting?
     Only shareholders of record at the close of business on the record date are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on the record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.
What are the voting rights of Applica common stock?
     Holders of Applica common stock will vote together as a single class on all matters to be acted upon at the annual meeting. Each outstanding share of Applica common stock will be entitled to one vote on each matter. Neither Applica’s Articles of Incorporation nor Bylaws provide for cumulative voting rights.
Who can attend the meeting?
     All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating is limited and admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
     Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.
What constitutes a quorum?
     The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 24,197,069 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 12,098,535 votes will be required to establish a quorum.
     Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.
     If less than a majority of the outstanding shares of common stock are represented at the meeting, a majority of the shares represented may adjourn the meeting from time to time without further notice.
How do I vote?
     If you complete and properly sign the accompanying proxy card and return it in the enclosed envelope, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
Can I change my vote or revoke my proxy after I return my proxy card?
     Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the proxy is exercised by filing with the Corporate Secretary of Applica either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What are the Board’s recommendations?
     The Board recommends a vote:
•	for election of the nominated slate of directors (see proposal one on page 7);

•	for the elimination of the “super-majority” voting requirement for certain business combinations (see proposal two on page 22);

•	for the authorization of “blank check” preferred stock (see proposal three on page 24); and

•	for ratification of the appointment of Grant Thornton LLP as Applica’s independent accountants for the year ended December 31, 2006 (see proposal four on page 26).
     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
What if a shareholder does not specify a choice for a matter when returning a proxy?
     Shareholders should specify their choice for each matter on the enclosed form of proxy. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.
What vote is required to approve each item?
     Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
     Elimination of “Super-Majority” Voting Requirement for Certain Business Combinations. The affirmative vote by holders of no less than 80% of our outstanding shares of common stock is required to eliminate the “super-majority” voting requirement for certain business combinations.
     Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.
How are abstentions and broker non-votes counted?
     Abstentions and broker non-votes (shares which a broker or nominee has indicated it does not have discretionary authority to vote) on a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as “no” votes on the proposal to eliminate the “super-majority” voting requirement for certain business combinations, but will have no effect on the election of directors, the proposal to authorize 1,000,000 shares of “blank check” preferred stock or the ratification of the selection of Grant Thornton as our independent registered public accounting firm.

What is the difference between a shareholder of record and a shareholder who holds shares in street name?
     If your shares are registered in your name, you are a shareholder of record. If your shares are in the name of your broker or bank, your shares are held in street name.
     If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
Who pays for the proxy solicitation costs?
     Our Board of Directors is making this solicitation of proxies on our behalf. We will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Georgeson Shareholder Communications, Inc. to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Georgeson a fee of approximately $9,000, plus expenses, for these services. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so you can vote your shares. Our directors, officers and regular employees may supplement Georgeson’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.
* * * * *

STOCK OWNERSHIP
How many shares of Applica common stock do Applica’s directors and executive officers own?
     The following table shows the number of shares of Applica common stock beneficially owned by:
•	our directors;

•	the executive officers named in the Summary Compensation Table on page 14, except Michael J. Michienzi who resigned in December 2005; and

•	all of the directors and executive officers of Applica as a group.
All information is as of the record date. Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The address of each of the beneficial owners identified below is c/o Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027-2467. David J. Coles, Applica’s interim Chief Operating Officer, is an employee of Alvarez & Marsal, a professional service firm, and is not included in the following table. Mr. Coles does not own any shares of common stock of Applica.

	Amount and Nature of
	Common Stock
	Beneficially Owned (1)
Directors and Executive Officers	No. of Shares		Percent
Susan J. Ganz	93,300	(2)	*
Leonard Glazer	14,552	(3)	*
Ware H. Grove	5,000	(4)	*
Brian Guptill	57,334	(5)	*
J. Maurice Hopkins	20,000	(6)	*
Thomas J. Kane	31,269	(7)	*
Christopher B. Madison	2,328,200	(8)	9.6%
Terry Polistina	131,472	(9)	*
Jerald I. Rosen	52,416	(10)	*
Harry D. Schulman	416,407	(11)	1.7%
Paul K. Sugrue	9,660	(12)	*
All directors and executive officers as a group (11 persons)	3,161,610		12.9%

*	Less than 1%.

(1)	Includes options to acquire shares that are exercisable within 60 days of the record date.

(2)	Includes options to purchase 13,500 shares of common stock and 79,500 shares owned by a corporation. Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.

(3)	Includes options to purchase 12,000 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.

(4)	Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.

(5)	Includes options to purchase 31,334 shares of common stock. Does not include options to purchase 9,833 shares exercisable in August and September 2006 or options to purchase 8,333 shares of common stock exercisable in September 2007.

(6)	Includes options to purchase 9,000 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.

(7)	Includes options to purchase 13,500 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.

(8)	These shares are held by a fund managed by Mast Capital Management, LLC, of which Mr. Madison is a manager.

(9)	Includes 25,338 shares of common stock held in a 401(k) plan and options to purchase 83,334 shares of common stock. Does not include options to purchase 33,333 shares of common stock exercisable in September 2006 or options to purchase 33,333 shares of common stock exercisable in September 2007.
(Footnotes continued on following page.)

(10)	Includes options to purchase 15,000 shares of common stock and 1,565 shares of common stock owned by Mr. Rosen’s wife. Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.

(11)	Includes options to purchase 219,667 shares of common stock and 34,856 shares of common stock held in a 401(k) plan. Does not include options to purchase 166,666 shares of common stock exercisable in October 2006 and options to purchase 166,667 shares of common stock exercisable in October 2007.

(12)	Includes options to purchase 7,500 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable in June 2006.
Who are the other large owners of Applica’s stock?
     Except as set forth below, we know of no single person or group that is the beneficial owner of more than 5% of Applica’s common stock.

	Amount and Nature of
	Common Stock
	Beneficially Owned
Name and Address of 5% Beneficial Owners	No. of Shares		Percent
Mast Capital Management, LLC Mast Credit Opportunities I Master Fund, Ltd 535 Boylston Street, Suite 1101 Boston, Massachusetts 02116	2,328,200	(1)	9.6%
Harbinger Capital Partners Master Fund I, Ltd.(2) Harbinger Capital Partners Offshore Manager, L.L.C. Harbinger Management Corporation One Riverchase Parkway South Birmingham, Alabama 35244	2,154,600	(2)	8.9%
Dimensional Fund Advisors Inc 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,082,872	(3)	8.6%
Ourimbah Investments Limited 9/F., Yue Thai Commercial Bldg. 128 Connaught Road Central, Hong Kong	1,739,000	(4)	7.2%
Weiss, Peck & Greer Investments a division of Robeco USA, L.L.C. 909 Third Avenue, 32nd Floor New York, New York 10022	1,375,640	(5)	5.7%

(1)	As reported in the shareholder’s Schedule 13G/A filed with the SEC on February 13, 2006.

(2)	As reported in the shareholder’s Schedule 13G filed with the SEC on March 13, 2006. Also included in such reporting group are HMC Investors, L.L.C., Philip Falcone, Raymond J. Harbert and Michael D. Luce.

(3)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 6, 2006.

(4)	As reported by the shareholder to Applica.

(5)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 15, 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires Applica’s directors and executive officers and persons who own more than 10% of the outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Applica common stock. Such persons are required by SEC regulation to furnish Applica with copies of all such reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and verbal confirmations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met, except for one initial report of ownership on Form 3 relating to the reporting of Mr. Brian Guptill as an executive officer of Applica.

PROPOSAL ONE
ELECTION OF DIRECTORS
     The Board of Directors is presently composed of nine directors, divided among Class I, Class II and Class III. The terms of office of all of the directors in any one class expire each year on a rotating basis. At the annual meeting, three directors are to be nominated for election to Class I of the Board of Directors to serve until the 2009 annual meeting of shareholders and one director is to be nominated for election to Class II of the Board of Directors to serve until the 2007 annual meeting. The term of the Class III directors expires in 2008.
     Each of the nominees for election as a director is presently a member of our Board of Directors. The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee is unable to accept election, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors, unless directed by a proxy to do otherwise.
     The table below sets forth information regarding each director and nominee for director.

Name	Age	Position with Applica	Director Since
Nominees for Election to Class I of the Board:
Susan J. Ganz	46	Director	1996
J. Maurice Hopkins	58	Director	1999
Thomas J. Kane	64	Director	1996

Nominees for Election to Class II of the Board:
Christopher B. Madison	36	Director	2006

Continuing Members of the Board:

Class II Directors
Leonard Glazer	83	Director	1979
Paul K. Sugrue	60	Director	2000

Class III Directors
Ware H. Grove	55	Director	2004
Jerald I. Rosen	78	Director	1963
Harry D. Schulman	54	Director, Chairman, President and Chief Executive Officer	1999
Class I Directors
     Susan J. Ganz has served as President and Chief Executive Officer of Lion Brothers Co. Ltd., a manufacturer of embroidered emblems and embellishment products, for more than the last five years.
     J. Maurice Hopkins has served as the President/CEO of Merchandise Sales Corporation, a consumer products sales and marketing company, since 1982. Mr. Hopkins also serves as the Principal Managing Director and Chairman/President of Virginia ARC Thrift Stores, Inc., a non-profit retailer. Previously, Mr. Hopkins served as the Vice President and Director of Merchandising of Sam Soloman Co, Inc. and Best Products Co., Inc., both of which were catalog showroom retailers.
     Thomas J. Kane has served as President of T.J.K. Sales, Inc., an independent sales representative, since he founded the company in 1978. See “Certain Relationships and Related Transactions” on page 21 of this proxy statement for a description of business conducted between T.J.K. Sales, Inc. and Applica.

Class II Directors
     Leonard Glazer retired in 1992 and is a private investor. Prior to retirement, Mr. Glazer was President of Sasnett Engineering, Inc. and Consulting Engineering, Inc., mechanical and electrical engineering consulting firms.
     Christopher B. Madison is a principal of Mast Capital Management, LLC, a Boston-based investment management company focused on high yield and special situation credit investing. Prior to establishing Mast Capital Management in May 2002, Mr. Madison was a senior member of UBS Warburg’s global high-yield distribution team. From October 1999 through March 2002, Mr. Madison was heavily involved in the growth and development of UBS Warburg’s domestic and international high-yield presence. From March 1997 through 0ctober 1999, Mr. Madison was a Managing Director and co-founder of BankBoston Robertson Stephens’ high-yield effort. See “Certain Relationships and Related Transactions” on page 21 of this proxy statement for a description of business conducted between Mast Capital and Applica.
     Paul K. Sugrue has been the Dean of the University of Miami School of Business Administration since 1992 and was Associate Dean from 1984 to 1987. Dr. Sugrue also serves as a professor in the Department of Management Science in the School of Business Administration and has authored a significant number of publications on business-related subjects. From 1987 to 1992, Dr. Sugrue served as Senior Vice Provost of the University of Miami.
Class III Directors
     Ware H. Grove has served as the Senior Vice President and Chief Financial Officer of Century Business Services, Inc., a public company that provides professional business services to companies throughout the U.S., since December 2000. Prior to that time, Mr. Grove served as Chief Financial Officer of several public companies, including Bridgestreet Accommodations, Inc. and Lesco, Inc. Mr. Grove also served as Vice President and Treasurer of Revco D.S., Inc.
     Jerald I. Rosen has served as a member of Applica’s Board of Directors since its formation in 1963. Mr. Rosen has been engaged in the practice of law since 1969 and has been a Certified Public Accountant since 1952. Mr. Rosen also served as a bankruptcy trustee for the U.S. Bankruptcy Court, Middle District of Florida, from 1989 to 2001.
     Harry D. Schulman has served as President of Applica Incorporated and Applica Consumer Products, Inc. since January 2001 and Chief Executive Officer since February 2003. Mr. Schulman also serves as the interim Chairman of the Board of Directors. Mr. Schulman served as Corporate Secretary from January 1999 to September 2003 and Chief Operating Officer from November 1998 to February 2002. From March 1990 to January 2001, Mr. Schulman served as Chief Financial Officer of Applica. From February 1998 until June 1998, he served as a Senior Vice President and from February 1993 until June 1998, Mr. Schulman served as Executive Vice President — Finance and Administration. Prior thereto, he held other senior finance positions with Applica.
How are directors compensated?
     Base Compensation. Applica pays a retainer to directors of $4,000 per month for service on the Board of Directors. We also pay a fee of $1,500 for each Board of Directors’ meeting attended, as well as each continuing director education seminar attended. Jerald Rosen, who serves as the presiding director, receives a monthly retainer of $8,000 and a meeting fee of $2,500. Salaried employees of Applica do not receive any additional cash compensation for serving as a director or committee member.
     Committee Meetings. Applica pays a fee of $1,250 to committee members for each committee meeting attended and a fee of $1,750 to the chairman of the committee. Members of the Audit Committee, however, receive a fee of $1,500 per meeting and the Chairman of the Audit Committee receives a fee of $2,000 per meeting.

     Stock Options. On June 1, 2005, each non-employee director of Applica received options to acquire 1,500 shares of common stock at a price of $2.86 per share, the fair market value of the common stock on such date. Applica intends to grant its non-employee directors options to acquire 1,500 shares of common stock on June 1st of this year.
How often did the Board meet during 2005?
     The Board of Directors held 23 meetings during 2005, acted by written consent three times and met in executive session 11 times. All of the directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such person served.
     As a general matter, members of the Board of Directors are expected to attend Applica’s annual meetings of shareholders absent a pressing reason. All of our directors attended the 2005 annual meeting of shareholders, except Christopher B. Madison, who was not a member of our Board of Directors at that time. We currently expect all of our directors to be in attendance at the 2006 annual meeting of shareholders.
How many members of the Board are independent?
     No director is deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with Applica, directly, or as an officer, shareholder or partner of an organization that has a relationship with Applica. The Board observes all criteria for independence established by the Securities and Exchange Commission, the New York Stock Exchange and other governing laws and regulations. Seven of the members of the Board of Directors are considered “independent” directors under the New York Stock Exchange listing rules. Harry Schulman is an employee of Applica. Additionally, Tom Kane does not currently meet the independence requirements, although we anticipate that he will be deemed an independent director by the Board at the annual meeting of the Board of Directors held in May 2006. For additional information, see “Certain Relationships and Related Transactions” on page 21 of this proxy statement.
Has Applica adopted a code of ethics that applies to directors, officers and employees?
     The Business Ethics and Code of Conduct Policy and the Conflict of Interest Policy, in their current forms, were adopted by the Board of Directors in 2003 and apply to all directors, officers and employees. Both policies are posted on Applica’s website at www.applicainc.com. We will provide copies of the each of the policies in print without charge to any shareholder who makes a written request to: Corporate Secretary, Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027.
     Any waiver of these policies for any executive officer or director may only be made by the Board of Directors or a committee thereof and will be promptly disclosed to shareholders. Any amendment to the Business Ethics and Code of Conduct Policy and the Conflict of Interest Policy will also be promptly disclosed to shareholders.
What committees has the Board established?
     The Board of Directors of Applica has the following committees:
•	the Corporate Governance and Nominating Committee;

•	the Compensation Committee;

•	the Audit Committee; and

•	the Merger and Acquisitions Committee.
The members of each committee have been appointed by the Board of Directors to serve until the next annual meeting of the shareholders or until their respective successors are elected and qualified.

     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (a) identifies individuals qualified to become members of Applica’s Board of Directors; (b) selects, or recommends that the Board of Directors select, the director nominees for the annual meeting of shareholders; (c) develops and recommends to the Board of Directors a set of corporate governance principles applicable to Applica; and (d) oversees the evaluation of the Board of Directors and management of Applica. The Corporate Governance and Nominating Committee is composed of the following directors, each of whom is independent of Applica under the standards set forth in the listing requirements of the New York Stock Exchange:
•	Jerald Rosen, Chairman

•	Leonard Glazer

•	J. Maurice Hopkins
The Corporate Governance and Nominating Committee met four times in 2005 and acted once by written consent. The Committee’s written charter setting forth the Committee’s purpose and responsibilities can be accessed through our website at www.applicainc.com.
     Compensation Committee. The Compensation Committee (a) reviews and approves Applica’s compensation philosophy; (b) administers Applica’s short-and long-term incentive plans and other stock or stock-based plans; (c) issues an annual report on executive compensation included in this proxy statement beginning on page 15; and (d) reviews and approves general employee pension benefit plans of Applica and other benefit plans on an as-needed basis. The Compensation Committee is composed of the following directors, each of whom is independent of Applica under the standards set forth in the listing requirements of the New York Stock Exchange and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986:
•	Jerald Rosen, Chairman

•	Leonard Glazer

•	J. Maurice Hopkins
The Compensation Committee met 11 times in 2005. The Committee’s written charter setting forth the Committee’s purpose and responsibilities can be accessed through our website at www.applicainc.com.
     Audit Committee. The purpose of the Audit Committee is to assist the Board of Directors in its oversight of:
•	the integrity of the financial statements of Applica;

•	Applica’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of Applica’s internal audit function and independent auditors;
and to prepare the Audit Committee Report included in this proxy statement on page 13. The Audit Committee is currently composed of the following directors:
•	Jerald Rosen, Chairman

•	Ware Grove

•	Paul Sugrue
Each member of the Audit Committee is financially literate and independent of Applica under the standards set forth in the listing requirements of the New York Stock Exchange and meets the additional independence requirement for members of audit committees promulgated by the Securities and Exchange Commission. The Board has determined that Mr. Grove is an “audit committee financial expert” as defined under SEC rules. The Audit Committee met 11 times in 2005. The Committee’s written charter setting forth the Committee’s purpose and responsibilities can be accessed through our website at www.applicainc.com.
     Merger and Acquisition Committee. The Merger and Acquisition Committee is responsible for assisting the Board of Directors, when and if necessary, in discharging its fiduciary duties relating to reviewing and approving material merger and acquisition transactions. The Merger and Acquisitions Committee is currently composed of the following directors and did not meet in 2005:
•	Paul Sugrue, Chairman

•	Ware Grove

•	Jerald Rosen
Who is the Board’s presiding director?
     The non-management members of the Board of Directors have designated Jerald Rosen to serve as Applica’s presiding director until the 2006 annual meeting of shareholders. The presiding director’s primary responsibility is to preside over periodic executive sessions of the Board of Directors in which management directors do not participate. The presiding director also advises the Chairman of the Board and the committee chairs with respect to agendas and information needs relating to Board and committee meetings and performs other duties that the Board may from time to time delegate to assist it in the fulfillment of its responsibilities.
Does Applica have an audit committee financial expert?
     The Board of Directors has determined that Ware Grove is an “audit committee financial expert”, as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. Mr. Grove is an independent director.
How do I communicate with the Board of Directors?
     Shareholders and other parties interested in communicating directly with the presiding director or with the non-management directors as a group may do so by writing to Presiding Director, Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027. Shareholders and other parties interested in communicating directly with an individual director may do so by writing to such director, c/o Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027.
How do I recommend a director candidate?
     Under Applica’s Bylaws, nominations for director may be made by a shareholder entitled to vote by delivering notice to Applica not less than 90 days nor more than 120 days prior to the first anniversary of the date of the notice of the preceding year’s annual meeting. For our shareholder meeting in the year 2007, we must receive this notice on or after December 1, 2006, and on or before December 31, 2006. Such notice must be sent to the Corporate Secretary and must set forth:
•	as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
•	as to the shareholder giving the notice, the name and address of such shareholder and the class and number of shares of Applica which are beneficially owned by such shareholder and also which are owned of record by such shareholder; and
•	as to the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such person and the class and number of shares of Applica which are beneficially owned by such person.

Applica may also require any proposed nominee to furnish such other information as may reasonably be required by it to determine the eligibility of such proposed nominee as a director. The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders.
How does the Corporate Governance and Nominating Committee evaluate director nominees?
     The Corporate Governance and Nominating Committee reviews all nominees for the Board of Directors in accordance with its charter and Applica’s Corporate Governance Guidelines. The assessment includes a review of the nominee’s judgment, experience, independence, understanding of Applica’s business or that of other related industries, and such other factors as the Committee concludes are pertinent in light of the current needs of the Board. The Board of Directors believes that its membership should bring to Applica a broad range of experience, knowledge and judgment. Director nominees are required to possess the highest personal and professional ethics, integrity and values and must be committed to representing the long-term interests of shareholders. A candidate’s breadth of experience should enable him or her to contribute significantly to the governance of Applica. Director nominees are required have sufficient time to effectively carry out their duties; therefore, a candidate’s service on other boards and other time commitments will be considered.
How can I obtain copies of the Corporate Governance Guidelines, Committee Charters or the Business Ethics and Code of Conduct and Conflict of Interest Policies?
     Copies of the Corporate Governance Guidelines, Committee Charters and the Business Ethics and Code of Conduct and Conflict of Interest Policies are available on the investor relations page of our website at www.applicainc.com. Copies of these documents may also be obtained without charge by writing to Applica’s Corporate Secretary at 3633 Flamingo Road, Miramar, Florida 33027.
How can I obtain a copy of Applica’s Annual Report on Form 10-K?
     Copies of the Annual Report on Form 10-K for the year ended December 31, 2005, as well as prior years, are available on the investor relations page of our website at www.applicainc.com. Copies of the Form 10-K may also be obtained without charge by writing to Applica’s Corporate Secretary at 3633 Flamingo Road, Miramar, Florida 33027.

Report of the Audit Committee
     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Applica under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Applica specifically incorporates this Report by reference therein.
     The Audit Committee reviews Applica’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Grant Thornton LLP, Applica’s independent registered public accounting firm for 2005, is responsible for expressing opinions on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on management’s assessment of the effectiveness of Applica’s internal control over financial reporting. In addition, Grant Thornton expressed its own opinion on the effectiveness of Applica’s internal control over financial reporting.
     The Audit Committee reviewed and discussed with management and Grant Thornton:
•	the audited financial statements for the year ended December 31, 2005;
•	management’s assessment of the effectiveness of Applica’s internal control over financial reporting; and
•	Grant Thornton’s evaluation on the effectiveness of Applica’s internal control over financial reporting.
     The Committee has discussed with Grant Thornton the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). Additionally, the Committee has discussed with Grant Thornton that firm’s independence. Grant Thornton has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the independence letter required by the New York Stock Exchange. The Audit Committee also concluded that Grant Thornton’s provision of audit and non-audit services to Applica and its affiliates is compatible with Grant Thornton’s independence.
     The Audit Committee discussed with Applica’s Internal Auditor and Grant Thornton the overall scope and plans for their respective audits. The Audit Committee met with the Vice President — Internal Audit and Grant Thornton, with and without management present, to discuss the results of their audits, management’s assessment of the effectiveness of Applica’s internal control over financial reporting, Grant Thornton’s opinions regarding the effectiveness of Applica’s internal control over financial reporting, and the overall quality of Applica’s financial reporting.
     Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2005 be included in Applica’s Annual Report on Form 10-K for 2005 and, subject to shareholder approval, selected Grant Thornton as the independent registered public accounting firm for Applica for 2006.
     Each member of the Audit Committee is an independent director as determined by the Board of Directors, based on the New York Stock Exchange listing rules. Each member of the committee also satisfies the Securities and Exchange Commission’s additional independence requirement for members of audit committees. In addition, our Board of Directors has determined that Ware H. Grove is an “audit committee financial expert,” as defined by SEC rules.
     This report is provided by the following independent directors, who constitute the committee:
The Audit Committee
Jerald I. Rosen (Chairman)
Ware H. Grove
Paul K. Sugrue

EXECUTIVE COMPENSATION
     Summary Compensation Table. The following table sets forth the aggregate compensation paid during 2005, 2004 and 2003 to our President and Chief Executive Officer (the “CEO”) and three other executive officers. The CEO and such executive officers are sometimes referred to herein as the “Named Executive Officers.” David J. Coles, Applica’s interim Chief Operating Officer, is an employee of Alvarez & Marsal, a professional service firm, and is not compensated by Applica. Therefore, he is not considered a Named Executive Officer.

						Long-Term
						Compensation
		Annual Compensation				Awards
						Securities
						Underlying
				Other Annual		Options/SARs	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)		(#)(1)	Compensation ($)
Harry D. Schulman	2005	$700,024	$—	$37,931	(2)	—	$11,828	(3)
Chairman, President and	2004	649,532	—	72,105		500,000	8,710
Chief Executive Officer	2003	536,200	—	23,049		—	12,376

Terry Polistina	2005	$300,396	$—	$11,371	(4)	—	$4,785	(5)
Senior Vice President and	2004	275,002	—	10,800		100,000	2,674
Chief Financial Officer	2003	265,005	250,000	10,800		—	6,646

Brian Guptill	2005	$251,360	$—	$184,019	(6)	—	$5,654	(7)
Senior Vice President -	2004	245,024	—	82,808		25,000	2,590
Engineering of Applica	2003	235,014	40,000	80,078		2,000	6,590
Consumer Products, Inc.

Michael J. Michienzi (8)	2005	$354,664	$—	$21,196	(9)	—	$6,592	(10)
	2004	345,358	—	20,574		75,000	8,642
	2003	339,312	290,000	18,435		—	12,617

(1)	See “Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table” below for additional information about these options. Applica has not granted any SARs.

(2)	This amount includes a car allowance of $24,341; legal fees of $1,400; golf club membership dues of $9,091; and tax preparation expenses of $3,099.

(3)	This amount represents life insurance premiums paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

(4)	This amount represents a car allowance.

(5)	This amount represents life insurance premiums paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

(6)	This amount includes a car allowance of $10,800 and ex patriot benefits of $173,219 in connection with Mr. Guptill’s assignment in Hong Kong.

(7)	This amount includes life insurance premiums paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

(8)	Mr. Michienzi served as the President — Household Products Division of Applica Consumer Products, Inc. until his resignation in December 2005.

(9)	This amount includes a car allowance of $11,700; golf club membership dues and expenses of $8,616; and accounting expenses of $880.

(10)	This amount represents life insurance and long term disability premiums paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

     Option/SAR Grants Table. There were no grants of stock options made during 2005 to any of the Named Executive Officers. Applica does not grant any stock appreciation rights.
     Aggregated Option/SAR Exercises and Year-End Option/SAR Value Table. The following table sets forth certain information concerning stock options exercised during 2005 and unexercised stock options held by the Named Executive Officers as of the end of 2005.
Aggregated Option/SAR Exercises in Fiscal Year 2005 and Fiscal Year-End
Option/SAR Values

			Number of
			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
			2005 Fiscal		2005 Fiscal
			Year-End (#)		Year-End ($)(1)
	Shares Acquired	Value	Exercisable (E)		Exercisable (E)
Name	on Exercise (#)	Realized ($)	Unexercisable (U)		Unexercisable (U)
Harry D. Schulman	—	—	219,667	(E)	$0	(E)
			333,333	(U)	$0	(U)
Terry Polistina	—	—	83,334	(E)	$0	(E)
			66,666	(U)	$0	(U)
Brian Guptill	—	—	31,334	(E)	$0	(E)
			18,166	(U)	$0	(U)
Michael J. Michienzi	—	—	95,000	(E)	$0	(E)
			0	(U)	$0	(U)

(1)	Based on the closing price of Applica’s common stock on December 30, 2005, which was $1.58.

(2)	“Value Realized” is the difference between the exercise price and the market price on the exercise date multiplied by the number of options exercised. “Value Realized” numbers do not necessarily reflect what the executive might receive if he sells the shares acquired by the option exercise, because the market price of the shares at the time of sale may be higher or lower than the price on the exercise date of the option.
* * * * *
Report of the Compensation Committee on Executive Compensation
     The following Report of the Compensation Committee and the performance graph which follows do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Applica under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Applica specifically incorporates this Report or the performance graph by reference therein.
     Role and Composition of the Compensation Committee. The Compensation Committee (a) approves Applica’s overall compensation philosophy, (b) administers Applica’s short-term and long-term incentive plans and other stock or stock-based plans, and (c) reviews and approves general employee pension benefit plans and other benefit plans. In connection with its review of executive compensation, the Committee:
•	Periodically reviews Applica’s philosophy regarding executive compensation and counsels with the President and Chief Executive Officer relative to different compensation approaches;
•	Reviews market data to assess Applica’s competitive position for the three components of executive compensation (base salary, annual incentives, and long-term incentives) by reviewing executive compensation surveys, compiled by third-party consultants, of companies in the small household appliance industry and reviews supplemental general industry compensation information; and

•	Adopts or amends incentive compensation plans and stock-related plans in which the President and Chief Executive Officer and other senior executives may be participants.
     A more complete description of the Committee’s functions is set forth in the Committee’s written charter, which can be accessed through Applica’s website at www.applicainc.com.
     Each member of the Compensation Committee is an independent director as determined by the Board of Directors, based on the New York Stock Exchange listing rules.
     The Committee makes use of Applica resources and has retained independent legal counsel and an independent compensation consultant to assist it in fulfilling certain of its duties.
     Philosophy. The Committee’s executive compensation philosophy is to attract, motivate and retain high quality executives necessary to enable Applica to achieve its business goals and derive profitable growth and superior long-term shareholder value. To accomplish this goal, Applica strives to provide competitive levels of total target compensation. The Committee’s policy is that a significant portion of the executive’s total target compensation should be tied both to achievement of Applica’s annual and long-term performance goals, and achievement of identified personal goals.
     The Committee believes that Applica’s compensation philosophy should be measured over a sufficiently long period to enable it to determine whether its compensation programs are in line with, and responsive to, shareholder expectations. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it determines appropriate compensation for the President and Chief Executive Officer. It also relies on its judgment.
     Components of Executive Compensation. In order to establish total target compensation levels for Applica executives, the Committee considers total compensation in the competitive market. The total compensation package for Applica executives consists of the three basic components of salary, annual incentive and long-term incentives, as discussed below. Base Salary and target bonus levels are generally set at the market median with differences where warranted. Information about appropriate salary levels has been determined by reviewing executive compensation surveys of companies in the small household appliance industry, public disclosures of other companies in the household appliance and other industries and Applica’s recruiting activities.
          Base Salaries. Base salary is the only fixed portion of an executive’s compensation. Base salaries are determined based upon relative responsibilities and functions, as well as the executive’s experience and skills. Base salaries are reviewed annually and any additional increases are based on competitive practices, as well as the performance of Applica and the executive officer, including the executive’s contribution to the achievement of financial performance and other key goals established for Applica during the year.
          The salaries paid to the Named Executive Officers for the past three years are shown in the table on page 14. Three of the Named Executive Officers are currently parties to employment agreements with Applica.
          Annual Incentive Bonuses. Annual bonus payments to executive officers are generally tied to Applica’s achievement of identified objective goals and the executive’s achievement of identified personal performance goals. Bonuses are generally paid in the first quarter of the following year. The personal goals for senior management are evaluated and approved by the Committee each year. Maximum annual performance bonuses range from 50% to 200% of base salary measured as of the end of the preceding year. The percentage is determined by the executive’s position and responsibilities.
          The corporate goals for 2005 were contribution margin of $159.5 million and EBITDA of $51.8 million. Contribution margin is gross profit minus direct expenses and EBITDA is earnings before interest, taxes, depreciation and amortization. Applica did not meet the goals established for 2005; as a result no cash bonuses were paid to executive officers. The bonuses paid to the Named Executive Officers for the past three years are shown in the table on page 14.

          Long-Term Incentive Compensation. The Committee supports awards of equity based compensation in order to align the interests of Applica executives with Applica shareholders. At the current time, the Committee is authorized to grant stock options to Applica’s executive officers pursuant to the 1996 Stock Option Plan, the 1998 Stock Option Plan and the 2000 Stock Option Plan. The Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms upon which option grants are made, the duration of the options and the number of shares subject to each option. Historically, it was the Compensation Committee’s intention that, over time, compensation opportunities from option grants would constitute a significant portion of each executive officer’s total compensation. However, the Committee is re-evaluating the role of stock options as a component of long-term compensation. The Compensation Committee is also in the process of reviewing other alternative forms of long-term compensation that will motivate Applica’s executives and align their interests with those of the shareholders.
          The size of the stock option grant is generally based on the position of the recipient. The Compensation Committee reviews the overall performance of Applica and of each individual executive officer, as well as past option grants to each executive officer, and makes decisions about recipients and grant sizes for the year. Stock options are granted at the market price of Applica’s stock on the grant date, generally vest over a period of two to five years and expire after five, six or ten years. Stock options will only have value if the stock appreciates after the options are granted. No stock options were granted to the Named Executive Officers in 2005.
     Compensation of President and Chief Executive Officer. In 2004, Applica entered into an employment agreement with Harry D. Schulman, Applica’s President and Chief Executive Officer. The employment agreement sets the current terms and conditions of Mr. Schulman’s employment and is described on page 19. Mr. Schulman did not receive an increase in his base salary in 2005.
     Mr. Schulman is eligible to receive an annual performance bonus based upon the achievement by Applica of certain objective earnings goals and the completion of personal performance goals set by the Compensation Committee each year. The performance bonus can range from 100% to 200% of his base salary, depending on his performance and the performance of Applica. Mr. Schulman did not receive an annual performance bonus in 2005 because the corporate and individual performance goals established for 2005 were not met. In addition, Mr. Schulman was not granted any stock options in 2005.
     This report on executive compensation for 2005 is provided by the undersigned, who constitute the members of the Compensation Committee:
The Compensation Committee
Jerald I. Rosen (Chairman)
Leonard Glazer
J. Maurice Hopkins
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee of the Board of Directors consists of Jerald I. Rosen, Leonard Glazer and J. Maurice Hopkins. Messrs. Rosen, Glazer and Hopkins are independent directors of Applica and are not affiliated with any principal shareholder of Applica.

Comparative Performance by Applica
     Set forth below is a five-year graphic comparison of the yearly percentage change in the Company’s cumulative shareholder return on its common stock with the cumulative total return of (i) the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”), (ii) the Standard & Poor’s SmallCap 600 Stock Index (the “S&P SmallCap 600 Index”) and (iii) a peer group index of similar companies (the “Peer Group Index”).
     The rules of the SEC require that if an index is selected which is different from the index used in the immediately preceding fiscal year, Applica’s total return must be compared with both the newly selected index and the index used in the immediately preceding year. Last year’s proxy statement included a comparison of Applica’s performance with that of the S&P SmallCap 600 Index. Applica decided to change from the S&P SmallCap 600 Index to the Peer Group Index because the Peer Group represents comparisons with companies in Applica’s industry. Certain of the companies included as part of the Peer Group Index, which were selected on the basis of the similarity of such companies to Applica, are also included in the S&P SmallCap 600 Index.

Fiscal Year	Applica	Peer Group*	SmallCap 600	S&P 500
2000	$100	$100	$100	$100
2001	185	136	107	88
2002	103	137	91	69
2003	156	228	126	88
2004	124	303	155	98
2005	32	233	167	103

*	Peer companies include National Presto Industries Inc., Jarden Corp., Helen of Troy Corp. Ltd., Salton, Inc., Global Technology Appliances and Applica Incorporated.

NOTE:	The comparisons in this table are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Applica common stock. Assumes that $100 was invested on December 31, 2000 in the Applica common stock, the Peer Group Index, the S&P 500 Index and the S&P SmallCap 600 Index and that dividends, if any, were reinvested quarterly.

Employment Agreements
     Harry D. Schulman. Applica Incorporated and its wholly owned subsidiary, Applica Consumer Products, Inc., entered into an employment agreement with Harry D. Schulman effective May 1, 2004 that provides for his employment as President and Chief Executive Officer of these companies through May 1, 2007. The term of this agreement will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party at least 180 days prior to the applicable termination date. The agreement provides that Mr. Schulman will receive an annual base salary of at least $700,000 and is eligible to receive an annual incentive performance-based bonus to be determined based upon minimum, target and maximum performance goals set by the Compensation Committee on or before March 31st of each year. The target amount of the incentive bonus is equal to 100% of Mr. Schulman’s annual base salary and the maximum amount of the incentive bonus is equal to 200%. Mr. Schulman is also eligible to participate in executive benefit plans (including stock based plans) and welfare benefit plans sponsored by Applica. Additionally, Applica provides Mr. Schulman with life insurance up to a maximum amount of five times his annual base salary and pays for (1) an automobile, (2) annual dues in a country club and (3) tax preparation and financial planning on an annual basis up to a maximum of $5,000. Mr. Schulman’s employment agreement also contains certain non-competition, non-disclosure and non-solicitation covenants.
     Under the terms of the agreement, if Mr. Schulman’s employment is terminated by reason of (1) death or disability, (2) by Applica other than in connection with a change of control or for cause (as defined in the agreement), or (3) by Mr. Schulman for good reason (as defined in the agreement), he will be entitled to receive an amount equal to the higher of:
•	1.5 times his severance base (as defined below); or
•	the sum of (A) his annual base salary for the period remaining in the term of the agreement and (B) his target level incentive bonus for the fiscal year during which the termination occurs multiplied by the number of years remaining in the term of the agreement.
     If there is a change of control during the term and Mr. Schulman’s employment is terminated by Applica prior to the earlier of the expiration of the term and 18 months of the date of the change of control other than for cause, death, disability or good reason, then Mr. Schulman will be entitled to receive an amount equal to the 2.5 times the severance base. In the event that Mr. Schulman is terminated by Applica for cause (as defined in the agreement) or Mr. Schulman terminates his employment without good reason, he will be entitled only to receive (a) any base salary and incentive bonus which has been accrued but not yet paid as of the effective date of termination and (b) reimbursement for all business expenses incurred prior to the termination date which have not yet been reimbursed.
     The term “severance base” is defined in the agreement as the sum of (1) Mr. Schulman’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to Mr. Schulman for the three years immediately preceding the year in which the termination occurs. Pursuant to his employment agreement, subject to certain limitations, if any portion of the change-in-control payment made to Mr. Schulman is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, Applica must also make a payment to him on an after tax basis in an amount equal to the excise tax imposed.
     Terry Polistina. Applica Consumer Products, Inc. entered into an employment agreement with Terry Polistina effective May 1, 2005 that provides for his employment as Senior Vice President and Chief Financial Officer through May 1, 2007. The term of this agreement will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party at least 30 days prior to the applicable termination date. The agreement provides for minimum annual base salary in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. Mr. Polistina’s current annual base salary is $315,000. The agreement also provides for an automobile allowance of $975 per month. Under the agreement, Mr. Polistina is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The target amount of the performance bonus is 50% of base salary.
     Mr. Polistina’s agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Polistina can be terminated for cause, in which case all obligations of the company under the agreement immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to the one and one-half times his severance base. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control (1) Mr. Polistina is terminated without cause or (2) if he terminates his employment under specific circumstances, the company must pay Mr. Polistina a lump sum equal to one and one-half times his severance base.
     Brian S. Guptill. Applica Consumer Products, Inc. entered into an employment agreement with Brian Guptill effective May 1, 2005 that provides for his employment as Senior Vice President-Engineering through May 1, 2007. The term of this agreement will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party at least 30 days prior to the applicable termination date. The agreement provides for minimum annual base salary in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. Mr. Guptill’s current annual base salary is $255,000. The agreement also provides for an automobile allowance of $900 per month. Under the agreement, Mr. Guptill is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The target amount of the performance bonus is 50% of base salary.
     Mr. Guptill’s agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Guptill can be terminated for cause, in which case all obligations of the company under the agreement immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to the one and one-half times his severance base. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control (1) Mr. Guptill is terminated without cause or (2) if he terminates his employment under specific circumstances, the company must pay Mr. Guptill a lump sum equal to one and one-half times his severance base.
     Mr. Guptill is currently on assignment for Applica in Hong Kong. In connection with this assignment, Applica is providing Mr. Guptill with standard ex patriot differentials, including cost of living differentials, host housing expenses, tax equalization, transportation allowance, furniture allowance and relocation costs. Additionally, Applica has agreed to pay Mr. Guptill a bonus of $100,000 upon the successful completion of the assignment.
     Michael J. Michienzi. Applica Consumer Products, Inc. entered into an employment agreement with Michael J. Michienzi effective May 1, 2005 that provided for his employment as President — Household Products Division of Applica Consumer Products, Inc. Mr. Michienzi resigned in December 2005 and his employment agreement was terminated at that time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Matters Relating to Ourimbah Investment Limited. Ourimbah Investment Limited, a Hong Kong company, owns approximately 7.2% of the outstanding common stock of Applica. Mr. Lai Kin, who is the majority owner of Ourimbah, served as a member of the Board of Directors of Applica until October 2004. In April 1994, in connection with an acquisition by Applica from Ourimbah, Applica agreed, upon a change of control of Applica prior to July 2009 (as defined in the acquisition agreement), to make an additional payment to Ourimbah in respect of the acquisition. The payment is equal to the greater of (i) the same multiple of earnings per share paid for the shares of common stock of Applica received in connection with such change of control or (ii) the same multiple of net asset value per share paid for the shares of common stock of Applica received in connection with such change of control. A change of control of Applica will not be deemed to have occurred, and no additional payment will be required, if the applicable transaction or series of transactions is approved by at least 80% of the members of the Board of Directors of Applica.
     Sales Representative Relationship. Applica Consumer Products, Inc. uses the services of TJK Sales, Inc. (“TJK”), an independent sales representative. Thomas J. Kane, a member of Applica’s Board of Directors, is the sole shareholder and Chief Executive Officer of TJK. Applica Consumer Products, Inc. entered into an agreement with TJK, pursuant to which Applica agreed to pay $3,000 per month plus certain expenses in return for TJK’s services as a sales representative to J.C. Penney. The agreement may be terminated by either party on 30 days’ notice. Payments to TJK totaled approximately $47,000 in 2005. Applica also reimburses TJK for related out-of-pocket expenses.
     Mast Capital Management. Christopher B. Madison, a member of Applica’s Board of Directors, is a principal of Mast Capital Management, LLC, a Boston-based investment management company focused on high yield and special situation credit investing. A fund managed by Mast currently holds 2,328,200 shares of Applica common stock (approximately 9.6% of the outstanding shares) and made a $20 million secured term loan to Applica in October 2005. Both transactions were completed prior to Mr. Madison becoming a member of Applica’s Board. The term loan is secured by a lien on Applica’s assets, which is subordinate to Applica’s senior revolving credit facility. The term loan bears interest at the three-month LIBOR rate plus 625 basis points, which was 10.9% at December 31, 2005. The term loan matures in November 2009 and requires no principal payments until such time. In connection with the repayment of the term loan, after June 30, 2006 Applica is required to pay an exit fee that increases on a periodic basis from 1% to 4% of the principal amount of the loan.

PROPOSAL TWO
ELIMINATION OF “SUPER-MAJORITY” VOTING PROVISIONS
FOR CERTAIN BUSINESS COMBINATIONS
Introduction
     Article Nine of our Second Amended and Restated Articles of Incorporation requires the approval of the holders of 80% of our outstanding shares of common stock prior to the consummation of the following transactions:
•	certain mergers and consolidations;

•	the dispositions of assets or issuances or transfers of securities;

•	any reclassification of securities;

•	the adoption of a plan or proposals for our liquidation or dissolution; or

•	other similar transactions.
A copy of Article Nine is attached to this Proxy Statement as Appendix A.
     On March 7, 2006, our Board of Directors adopted, subject to shareholder approval at the annual meeting, a resolution approving the deletion of Article Nine of our Second Amended and Restated Articles of Incorporation in its entirety. If the proposed amendment is approved by the shareholders, it will become effective upon the filing and recording of the Third Amended and Restated Articles of Incorporation with the office of the Secretary of State of the State of Florida.
Purpose
     The provisions of Article Nine are generally intended to encourage an entity making an unsolicited bid to acquire us to negotiate with our Board of Directors to reach terms that are fair and provide the best results for our shareholders. Our Board of Directors believes that Article Nine unnecessarily discourages potential investors from making an investment in us because of the uncertainty and delay created by the “super-majority” voting requirement. When compared to a transaction that can be consummated with another company without a charter provision like Article Nine, the delay and additional cost imposed by Article Nine potentially make a transaction with us less desirable.
     In February 2006, we announced our intention to initiate an external process to explore strategic alternatives to enhance shareholder value. We have engaged Banc of America Securities as our financial advisor to assist the Board and management in this process, which could include a sale or merger of the Company. We believe that the elimination of Article Nine will provide us additional flexibility in this process and will allow us to explore a broader range of strategic alternatives, which we believe will be beneficial to our shareholders. In light of our decision to pursue strategic alternatives, the Board of Directors believes that Article Nine should be eliminated.
     Additionally, many investors and others view provisions such as Article Nine as conflicting with principles of good corporate governance. The requirement of a “super-majority” vote can limit the ability of shareholders to effect change by essentially providing a veto to a large minority shareholder or group of shareholders. A lower threshold for shareholder votes can increase our shareholders’ ability to effectively participate in corporate governance.
     The provisions of Section 607.0901 of the Florida Business Corporation Act are applicable to the same types of transactions as Article Nine, but, unless a shareholder vote is otherwise required by applicable law, only require a majority of our disinterested directors to approve such a transaction. A copy of Section 607.0901 of the Florida Business Corporation Act is attached to this Proxy Statement as Appendix B. By requiring the consent of the disinterested directors, Section 607.0901 encourages an entity making an unsolicited bid to acquire us to negotiate with our Board of Directors to reach terms that are fair and provide the best results for our shareholders, but does not result in the cost and delay of the Article Nine process. If the disinterested directors do not approve the transaction, Section 607.0901 allows the transaction to be consummated if approved by holders of at least two-thirds of our outstanding shares of common stock.
     The amendment is not being proposed in connection with any particular transaction or negotiations to which we are a party.
Effect of Proposed Amendment
     If this amendment is approved, certain mergers, consolidations, dispositions of assets or issuances or transfers of securities; any reclassification of securities; the adoption of a plan or proposals for our liquidation or dissolution; or other similar transactions could be approved by a majority of our disinterested directors and the holders of a majority of our outstanding shares, if required by law, but would no longer require the 80% “super-majority” approval.
     The effect of this proposed amendment will be that a majority of our disinterested directors and the holders of 50% of the our outstanding shares, or holders of two-thirds of our outstanding shares without the approval of the disinterested directors, will be able to cause the approval of any transaction that currently requires the 80% “super-majority” approval under Article Nine.
Vote Required to Approve the Amendment to the Articles of Incorporation
     In accordance with Article Nine of the Second Amended and Restated Articles of Incorporation, the affirmative vote of holders of at least 80% of our outstanding shares of common stock is required to approve this proposal.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO OUR SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION WHICH WOULD ELIMINATE THE “SUPER-MAJORITY” VOTING PROVISIONS IN ARTICLE NINE FOR CERTAIN BUSINESS COMBINATIONS.

PROPOSAL THREE
AUTHORIZATION OF BLANK CHECK PREFERRED STOCK
Introduction
     On March 7, 2006, our Board of Directors adopted, subject to shareholder approval at the annual meeting, a resolution approving the amendment and restatement of Article Three of our Second Amended and Restated Articles of Incorporation to increase our authorized capital stock from 75,000,000 to 76,000,000 and to authorize 1,000,000 shares of undesignated preferred stock, $0.10 par value per share, in such series, and containing such preferences, limitations and relative rights as may be determined by our Board of Directors from time to time.
     If the proposed amendment is approved by the shareholders, it will become effective upon the filing and recording of the Third Amended and Restated Articles of Incorporation with the office of the Secretary of State of the State of Florida. A copy of the Third Amended and Restated Articles of Incorporation are attached as Appendix C to this Proxy Statement. The text may be amended to include changes required by the office of the Secretary of State of the State of Florida upon the filing of the Third Amended and Restated Articles of Incorporation.
Purpose
     Our Board of Directors believes that the preferred stock is desirable to enhance our flexibility to address future financing needs by authorizing the Board of Directors, without shareholder approval, to create series of preferred stock customized to meet the needs of any particular transaction and prevailing market conditions. Additionally, in light of our decision to pursue strategic alternatives, we believe that the creation of the preferred stock will allow us to explore a variety of options, which we believe will make the process more competitive. If any shares of preferred stock are to be issued in connection with a potential business transaction that independently requires shareholder approval, such approval will be sought at the appropriate time.
     If the shares of preferred stock are authorized, our Board of Directors would have the authority to designate one or more series of up to a total of 1,000,000 shares of preferred stock, and to determine the designations, preferences and limitations of each such series, including, but not limited to:
•	the number of shares;

•	dividend rights;

•	interest rates;

•	voting rights;

•	conversion prices;

•	redemption prices;

•	sinking fund provisions;

•	maturity dates; and

•	rights upon our liquidation, dissolution or winding up.
     Such provisions are often referred to as “blank check” provisions because they give the Board of Directors the flexibility, at any time or from time to time, without further shareholder approval, to create one or more series of preferred stock.
     This amendment is not being proposed in connection with any particular transaction or negotiations to which we are a party. We do not have any current intention to issue shares of preferred stock or warrants, options or other rights to purchase shares of our preferred stock, but may do so if the proposed amendment to authorize the shares of preferred stock is approved by our shareholders.

     If we raise additional funds through the issuance of additional equity securities, our shareholders may experience dilution, which could be significant. Our shareholders do not have any preemptive rights to acquire preferred stock or any of our other securities. If we issue preferred stock our shareholders may also experience the other effects described below under the heading “Effect of the Proposed Amendment.”
Effect of the Proposed Amendment
     It is not possible to determine the actual effect of the authorization and issuance of the preferred stock on our shareholders until our Board of Directors determines the rights of the holders of a series of preferred stock. Such effects might include:
•	restrictions on the payment of dividends to holders of our common stock;

•	dilution of the voting power of our common stock;

•	impairment of the liquidation rights of our common stock; and

•	delaying or preventing a change in control of Applica.
Potential Anti-Takeover Effects
     Our Board of Directors does not intend or view the authorization of preferred stock as an anti-takeover measure. However, under certain circumstances, the Board of Directors could:
•	use the preferred stock to create voting impediments, including a “poison pill” or otherwise frustrate persons seeking to effect a takeover or otherwise gain control of Applica; or
•	privately place shares of our preferred stock with purchasers who might favor our Board of Directors and management in opposing a hostile takeover bid.
     As a result, the preferred stock may discourage a proposed acquisition of Applica and may adversely affect the market price of, and other rights of the holders of, our common stock. We are not aware of any attempt to effect a change in control or takeover of Applica as of the date of this Proxy Statement.
Vote Required
     The affirmative vote of a majority of the shares of our common stock represented in person or by proxy is necessary for the approval of the authorization of the 1,000,000 shares of undesignated preferred stock.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS SET FORTH IN THE THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION WHICH WOULD INCREASE THE AUTHORIZED SHARES OF OUR CAPITAL STOCK TO 76,000,000 SHARES AND DESIGNATE 1,000,000 OF SUCH SHARES AS UNDESIGNATED PREFERRED STOCK.

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
     The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as Applica’s independent accountants for the fiscal year ended December 31, 2006, subject to the ratification of the appointment by the shareholders. Grant Thornton has served as Applica’s independent accountants since 1976. A representative of Grant Thornton LLP is expected to be present at the annual meeting to make a statement, if he desires to do so, and to respond to appropriate questions.
     Audit Fees. Fees paid to Grant Thornton relating to the audit of the consolidated annual financial statements, including the audit of Applica’s internal control over financial reporting, statutory audits of foreign subsidiaries, and its limited reviews of Applica’s unaudited condensed consolidated interim financial statements totaled approximately $911,000 in 2005 and $942,000 in 2004.
     Audit-Related Fees. Fees for audit related services paid to Grant Thornton totaled approximately $68,000 in 2005 and $142,000 in 2004. Audit related services included fees for assistance with the implementation of the requirements of SEC rules or listing standards, internal control reviews and assistance with internal control reporting requirements and accounting advice.
     Tax Fees. Fees for tax services paid to Grant Thornton, including tax compliance, tax advice and tax planning, totaled approximately $150,000 in 2005 and $122,000 in 2004.
     All Other Fees. No other fees were paid to Grant Thornton LLP during 2005 or 2004.
     Pre-Approval Policy. The Audit Committee has adopted the Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by Grant Thornton may be pre-approved. As permitted by applicable regulations, the policy uses a combination of specific pre-approval on a case-by-case basis of individual engagements and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed at least annually by the Audit Committee.
     All engagements of Grant Thornton to perform any audit services and non-audit services have been pre-approved by the Audit Committee in accordance with the policy. The policy has not been waived in any instance. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence.
     In the event that shareholders do not ratify the appointment of Grant Thornton, the Audit Committee of the Board of Directors will reconsider the appointment.
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS APPLICA’S INDEPENDENT ACCOUNTANTS FOR FISCAL 2006.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS
AND DIRECTOR NOMINATIONS
     Shareholder Proposals. Any shareholder who intends to present a proposal at the 2007 annual meeting of shareholders and who wishes to have their proposal included in the proxy statement for that meeting, must deliver the proposal, not exceeding 500 words in length, to the Corporate Secretary of Applica in writing not later than December 1, 2006.
     Advance Notice Procedures. Under Applica’s Bylaws, nominations for director may be made only by the Board or a Board committee, or by a shareowner entitled to vote who delivers notice to Applica not less than 90 days nor more than 120 days prior to the first anniversary of the date of the notice of the preceding year’s annual meeting. For Applica’s meeting in the year 2007, we must receive this notice on or after December 1, 2006, and on or before December 31, 2006. Nominations that are timely received will be considered by the Corporate Governance and Nominating Committee of the Board of Directors.
     The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to Applica (containing certain information specified in the Bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. Therefore, any shareholder proposal submitted other than for inclusion in our proxy materials must be received within the time limits or will be considered untimely.
     A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to Applica’s Corporate Secretary at 3633 Flamingo Road, Miramar, Florida 33027.
OTHER BUSINESS
     As of the date of this proxy statement, the Board of Directors knows of no other business to be presented at the 2006 annual meeting of shareholders. If any other business should properly come before the meeting, including any matter omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission, the persons named in the accompanying proxy will vote thereon in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with their judgment.
     Mailing Address. The mailing address of our principal executive offices is 3633 Flamingo Road, Miramar, Florida 33027.
By Order of the Board of Directors
/s/ Lisa R. Carstarphen
Lisa R. Carstarphen
Corporate Secretary
Miramar, Florida
March 31, 2006

APPENDIX A
ARTICLE NINE
     Section 1. (a) In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in paragraph 2 of this Article Nine:
     (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate (as hereinafter defined) of an Interested Shareholder; or
     (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $4,000,000 or more; or
     (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or to any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $4,000,000; or
     (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or
     (v) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any of any Interested Shareholder;
shall require the affirmative vote of the holders of at least eighty percent (80%) of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.
          (b) The term “Business Combination” as used in this Article Nine shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of subparagraph (a) of this paragraph 1.
     Section 2. The provisions of paragraph 1 of this Article Nine shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of these Articles of Incorporation, any agreement with any national securities exchange or otherwise, but not the vote called for in subparagraph 1(a) of this Article Nine, if all of the conditions specified in either of the following subparagraphs (a) or (b) are met:
          (a) The Business Combination shall have been approved by both (i) a majority of the Continuing Directors (as hereinafter defined), even if the Continuing Directors do not constitute a quorum of the entire Board of Directors, it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director; and (ii) the affirmative vote of the holders of at least fifty-one percent (51%) of the Voting Stock who are Unaffiliated Shareholders (as hereinafter defined).

          (b) All of the following conditions shall have been met:
     (i) The consideration to be received by holders of shares of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Shareholder has paid for shares of such class of Voting Stock within the two-year period ending on and including the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”). If, within such two-year period, the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock acquired by the Interested Shareholder within such two-year period.
     (ii) The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the date (the “Consummation Date”) of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Voting Stock in such Business Combination shall be at least equal to the higher of the following (it being intended that the requirements of this subparagraph (b)(ii) shall be required to be met with respect to all shares of Voting Stock outstanding whether or not the Interested Shareholder or any Affiliate or Associate of such Interested Shareholder has previously acquired any shares of Voting Stock:
     (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder or by any Affiliate or Associate of such Interested Shareholder for any shares of Voting Stock acquired by it within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or in the transaction in which it became an Interested Shareholder, whichever is higher;
     (B) the Fair Market Value per share of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; or
     (C) the highest preferential amount per share, if any, to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation.
     (iii) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) there shall have been (I) no failure to declare and pay at the regular rate therefor any full quarterly dividends (whether or not cumulative) on the outstanding shares of any class of the corporation’s stock, except as approved by a majority of the Continuing Directors, (II) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (III) an increase in the annual rate of dividends paid on any class of the corporation’s Voting Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Continuing Directors; and (b) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.
     (iv) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Shareholder’s capacity as a shareholder of the corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

     (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).
          (c) For the purposes of this Article Nine:
     (i) A “person” shall mean any individual, partnership, firm, corporation or other entity.
     (ii) “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:
     (A) is the beneficial owner of more than ten percent of the voting power of the outstanding Voting Stock; or
     (B) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of ten percent or more of the voting power of the then outstanding Voting Stock; or
     (C) is an assignee of or has otherwise succeeded to any shares of the Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.
     (iii) “Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on January 1, 1984.
     (iv) For the purposes of determining whether a person is an Interested Shareholder pursuant to subsection (ii) of this subparagraph (c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subsection (iii) of this subparagraph (c) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options or otherwise.
     (v) “Affiliate” or “Associate” shall mean the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on January 1, 1984.
     (vi) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subsection (ii) of this subparagraph (c), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.
     (vii) “Continuing Director” means any member of the Board of Directors of the Corporation who (i) is neither the Interested Shareholder involved in the Business Combination as to which a vote of Continuing Directors is provided hereunder, nor an Affiliate, Associate, employee, agent or nominee of such Interested Shareholder, or the relative of any of the foregoing, and (ii) was either (a) a member of the Board of Directors prior to the time that such Interested Shareholder became an Interested

Shareholder, or (b) a successor of a Continuing Director described in clause (a) who is recommended to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors.
     (viii) “Fair Market Value” means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange — Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question is determined by a majority of the Continuing Directors in good faith.
     (ix) “Unaffiliated Shareholder” means any shareholder of the Corporation who is neither the Interested Shareholder involved in the Business Combination as to which a vote of Unaffiliated Shareholders is provided hereunder, nor an Affiliate, Associate, employee, agent or nominee of such Interested Shareholder, or a relative of any of the foregoing.
     (x) “Voting Stock” means all outstanding shares of capital stock of the Corporation or another corporation entitled to vote generally in the election of directors, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.
     (xi) In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in subsection 2(b)(ii) of this Article Nine shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.
          (d) A majority of the Continuing Directors, if any, constitute a majority of the total number of directors (whether or not there exist any vacancies in directorships at the time any such determination as is hereinafter in this subparagraph (d) specified is to be made by the Board) shall have the power and fiduciary duty to all of the shareholders to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Nine, including, without limitation, (1) whether a person is an Interested Shareholder or an Unaffiliated Shareholder; (2) the number of shares of Voting Stock beneficially owned by any person; (3) whether a person is an Affiliate or Associate of another; (4) whether the applicable conditions set forth in subsection (ii) of subparagraph 2(b) have been met with respect to any Business Combination; and (5) whether the assets which are the subject of any Business Combination referred to in subsection (ii) of subparagraph 1(a) have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in subsection (iii) in subparagraph 1(a), has an aggregate Fair Market Value of $4,000,000 or more.
          (e) Nothing contained in this Article Nine shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.
          (f) Notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, these Articles of Incorporation or any Preferred Stock designation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provisions inconsistent with, this Article Nine.

APPENDIX B
SECTION 607.0901 OF THE FLORIDA BUSINESS CORPORATION ACT
607.0901 Affiliated transactions.—
(1) For purposes of this section:
     (a) “Affiliate” means a person who directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a specified person.
     (b) “Affiliated transaction,” when used in reference to the corporation and any interested shareholder, means:
          1. Any merger or consolidation of the corporation or any subsidiary of the corporation with:
               a. The interested shareholder; or
               b. Any other corporation (whether or not itself an interested shareholder) which is, or after such merger or consolidation would be, an affiliate or associate of the interested shareholder;
          2. Any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with the interested shareholder or any affiliate or associate of the interested shareholder of assets of the corporation or any subsidiary of the corporation:
               a. Having an aggregate fair market value equal to 5 percent or more of the aggregate fair market value of all the assets, determined on a consolidated basis, of the corporation;
               b. Having an aggregate fair market value equal to 5 percent or more of the aggregate fair market value of all the outstanding shares of the corporation; or
               c. Representing 5 percent or more of the earning power or net income, determined on a consolidated basis, of the corporation;
          3. The issuance or transfer by the corporation or any subsidiary of the corporation (in one transaction or a series of transactions) of any shares of the corporation or any subsidiary of the corporation which have an aggregate fair market value equal to 5 percent or more of the aggregate fair market value of all the outstanding shares of the corporation to the interested shareholder or any affiliate or associate of the interested shareholder except pursuant to the exercise of warrants or rights to purchase stock offered, or a dividend or distribution paid or made, pro rata to all shareholders of the corporation;
          4. The adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by, or pursuant to any agreement, arrangement, or understanding (whether or not in writing) with, the interested shareholder or any affiliate or associate of the interested shareholder;
          5. Any reclassification of securities (including, without limitation, any stock split, stock dividend, or other distribution of shares in respect of shares, or any reverse stock split) or recapitalization of the corporation, or any merger or consolidation of the corporation with any subsidiary of the corporation, or any other transaction (whether or not with or into or otherwise involving the interested shareholder), with the interested shareholder or any affiliate or associate of the interested shareholder, which has the effect, directly or indirectly (in one transaction or a series of transactions during any 12-month period), of increasing by more than 5 percent the percentage of the outstanding voting shares of the corporation or any subsidiary of the corporation beneficially owned by the interested shareholder; or

          6. Any receipt by the interested shareholder or any affiliate or associate of the interested shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the corporation), of any loans, advances, guaranties, pledges, or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.
     (c) “Announcement date,” when used in reference to any affiliated transaction, means the date of the first general public announcement of the proposed affiliated transaction or of the intention to propose an affiliated transaction, or the date on which the proposed affiliated transaction or the intention to propose an affiliated transaction is first communicated generally to the shareholders of the corporation, whichever is earlier.
     (d) “Associate,” when used to indicate a relationship with any person, means any entity, other than the corporation or any of its subsidiaries, of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of voting shares; any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is an officer or director of the corporation or any of its affiliates.
     (e) A person is deemed to be a “beneficial owner” of voting shares as to which such person and such person’s affiliates and associates, individually or in the aggregate, have or share directly, or indirectly through any contract, arrangement, understanding, relationship, or otherwise:
          1. Voting power, which includes the power to vote or to direct the voting of the voting shares;
          2. Investment power, which includes the power to dispose of or to direct the disposition of the voting shares; or
          3. The right to acquire the voting power or investment power, whether such right is exercisable immediately or only after the passage of time, pursuant to any contract, arrangement, or understanding, upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; however, in no case shall a director of the corporation be deemed to be the beneficial owner of voting shares beneficially owned by another director of the corporation solely by reason of actions undertaken by such persons in their capacity as directors of the corporation.
     (f) “Control” means the possession, directly or indirectly, through the ownership of voting shares, by contract, arrangement, understanding, relationship, or otherwise, of the power to direct or cause the direction of the management and policies of a person. Notwithstanding the foregoing, a person shall not be deemed to have control of a corporation if such person holds voting shares, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian, or trustee for one or more beneficial owners who do not individually or as a group have control of such corporation.
     (g) “Determination date” means the date on which an interested shareholder became an interested shareholder.
     (h) Unless otherwise specified in the articles of incorporation initially filed with the Department of State, a “disinterested director” means as to any particular interested shareholder:
          1. Any member of the board of directors of the corporation who was a member of the board of directors before the later of January 1, 1987, or the determination date; and
          2. Any member of the board of directors of the corporation who was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the board.
     (i) “Exchange Act” means the Act of Congress known as the Securities Exchange Act of 1934, as the same has been or hereafter may be amended from time to time.

     (j) “Fair market value” means:
          1. In the case of shares, the highest closing sale price of a share quoted during the 30-day period immediately preceding the date in question on the composite tape for shares listed on the New York Stock Exchange; or, if such shares are not quoted on the composite tape on the New York Stock Exchange or if such shares are not listed on such exchange, the highest closing sale price quoted during such period on the principal United States securities exchange registered under the Exchange Act on which such shares are listed; or, if such shares are not listed on any such exchange, the highest closing bid quotation with respect to a share during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., automated quotations system or any similar system then in general use; or, if no such quotations are available, the fair market value of a share on the date in question as determined by a majority of disinterested directors; and
          2. In the case of property other than cash or shares, the fair market value of such property on the date in question as determined by a majority of the disinterested directors.
     (k) “Interested shareholder” means any person who is the beneficial owner of more than 10 percent of the outstanding voting shares of the corporation. However, the term “interested shareholder” shall not include the corporation or any of its subsidiaries; any savings, employee stock ownership, or other employee benefit plan of the corporation or any of its subsidiaries; or any fiduciary with respect to any such plan when acting in such capacity. For the purpose of determining whether a person is an interested shareholder, the number of voting shares deemed to be outstanding shall include shares deemed owned by the interested shareholder through application of subparagraph (e)3. but shall not include any other voting shares that may be issuable pursuant to any contract, arrangement, or understanding, upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise.
     (l) “Shares” means the units into which the proprietary interests in an entity are divided and includes:
          1. Any stock or similar security, any certificate of interest, any participation in any profit-sharing agreement, any voting trust certificate, or any certificate of deposit for shares; and
          2. Any security convertible, with or without consideration, into shares; or any warrant, call, or other option or privilege of buying shares without being bound to do so; or any other security carrying any right to acquire, subscribe to, or purchase shares.
     (m) “Subsidiary” means, as to any corporation, any other corporation of which it owns, directly or indirectly through one or more subsidiaries, a majority of the voting shares.
     (n) “Valuation date” means, if the affiliated transaction is voted upon by shareholders, the day before the date of the vote of shareholders or, if the affiliated transaction is not voted upon by shareholders, the date of the consummation of the affiliated transaction.
     (o) “Voting shares” means the outstanding shares of all classes or series of the corporation entitled to vote generally in the election of directors.
(2) Except as provided in subsection (4), in addition to any affirmative vote required by any other section of this act or by the articles of incorporation, an affiliated transaction shall be approved by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder.
(3) A majority of the disinterested directors shall have the power to determine for the purposes of this section:
     (a) Whether a person is an interested shareholder;
     (b) The number of voting shares beneficially owned by any person;
     (c) Whether a person is an affiliate or associate of another; and

     (d) Whether the securities to be issued or transferred by the corporation or any of its subsidiaries to any interested shareholder or any affiliate or associate of the interested shareholder have an aggregate fair market value equal to or greater than 5 percent of the aggregate fair market value of all of the outstanding voting shares of the corporation or any of its subsidiaries.
(4) The voting requirements set forth in subsection (2) do not apply to a particular affiliated transaction if all of the conditions specified in any one of the following paragraphs are met:
     (a) The affiliated transaction has been approved by a majority of the disinterested directors;
     (b) The corporation has not had more than 300 shareholders of record at any time during the 3 years preceding the announcement date;
     (c) The interested shareholder has been the beneficial owner of at least 80 percent of the corporation’s outstanding voting shares for at least 5 years preceding the announcement date;
     (d) The interested shareholder is the beneficial owner of at least 90 percent of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors;
     (e) The corporation is an investment company registered under the Investment Company Act of 1940; or
     (f) In the affiliated transaction, consideration shall be paid to the holders of each class or series of voting shares and all of the following conditions shall be met:
          1. The aggregate amount of the cash and the fair market value as of the valuation date of consideration other than cash to be received per share by holders of each class or series of voting shares in such affiliated transaction are at least equal to the highest of the following:
               a. If applicable, the highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers’ fees, paid by the interested shareholder for any shares of such class or series acquired by it within the 2-year period immediately preceding the announcement date or in the transaction in which it became an interested shareholder, whichever is higher;
               b. The fair market value per share of such class or series on the announcement date or on the determination date, whichever is higher;
               c. If applicable, the price per share equal to the fair market value per share of such class or series determined pursuant to sub-subparagraph b., multiplied by the ratio of the highest per share price, including any brokerage commissions, transfer taxes, and soliciting dealers’ fees, paid by the interested shareholder for any shares of such class or series acquired by it within the 2-year period immediately preceding the announcement date, to the fair market value per share of such class or series on the first day in such 2-year period on which the interested shareholder acquired any shares of such class or series; and
               d. If applicable, the highest preferential amount, if any, per share to which the holders of such class or series are entitled in the event of any voluntary or involuntary dissolution of the corporation.
          2. The consideration to be received by holders of outstanding shares shall be in cash or in the same form as the interested shareholder has previously paid for shares of the same class or series, and if the interested shareholder has paid for shares with varying forms of consideration, the form of the consideration shall be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by the interested shareholder.

          3. During such portion of the 3-year period preceding the announcement date that such interested shareholder has been an interested shareholder, except as approved by a majority of the disinterested directors:
               a. There shall have been no failure to declare and pay at the regular date therefor any full periodic dividends, whether or not cumulative, on any outstanding shares of the corporation;
               b. There shall have been:
                    (I) No reduction in the annual rate of dividends paid on any class or series of voting shares, except as necessary to reflect any subdivision of the class or series; and
                    (II) An increase in such annual rate of dividends as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization, or similar transaction which has the effect of reducing the number of outstanding shares of the class or series; and
               c. Such interested shareholder shall not have become the beneficial owner of any additional voting shares except as part of the transaction which results in such interested shareholder becoming an interested shareholder.
          4. During such portion of the 3-year period preceding the announcement date that such interested shareholder has been an interested shareholder, except as approved by a majority of the disinterested directors, such interested shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guaranties, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such affiliated transaction or otherwise.
          5. Except as otherwise approved by a majority of the disinterested directors, a proxy or information statement describing the affiliated transaction and complying with the requirements of the Exchange Act and the rules and regulations thereunder has been mailed to holders of voting shares of the corporation at least 25 days before the consummation of such affiliated transaction, whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or such rules or regulations.
(5) The provisions of this section do not apply:
     (a) To any corporation the original articles of incorporation of which contain a provision expressly electing not to be governed by this section;
     (b) To any corporation which adopted an amendment to its articles of incorporation prior to January 1, 1989, expressly electing not to be governed by this section, provided that such amendment does not apply to any affiliated transaction of the corporation with an interested shareholder whose determination date is on or prior to the effective date of such amendment;
     (c) To any corporation which adopts an amendment to its articles of incorporation or bylaws, approved by the affirmative vote of the holders, other than interested shareholders and their affiliates and associates, of a majority of the outstanding voting shares of the corporation, excluding the voting shares of interested shareholders and their affiliates and associates, expressly electing not to be governed by this section, provided that such amendment to the articles of incorporation or bylaws shall not be effective until 18 months after such vote of the corporation’s shareholders and shall not apply to any affiliated transaction of the corporation with an interested shareholder whose determination date is on or prior to the effective date of such amendment; or
     (d) To any affiliated transaction of the corporation with an interested shareholder of the corporation which became an interested shareholder inadvertently, if such interested shareholder, as soon as practicable, divests itself of a sufficient amount of the voting shares of the corporation so that it no longer is the beneficial owner, directly or indirectly, of 10 percent or more of the outstanding voting shares of the corporation, and would not at any time within the 5-year period preceding the announcement date with respect to such affiliated transaction have been an interested shareholder but for such inadvertent acquisition.
(6) Any corporation that elected not to be governed by this section, either through a provision in its original articles of incorporation or through an amendment to its articles of incorporation or bylaws may elect to be bound by the provisions of this section by adopting an amendment to its articles of incorporation or bylaws that repeals the original article or the amendment. In addition to any requirements of this act, or the articles of incorporation or bylaws of the corporation, any such amendment shall be approved by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by any interested shareholder.

APPENDIX C
THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
APPLICA INCORPORATED
     Pursuant to the provisions of Sections 607.1006 and 607.1007 of the Florida Business Corporation Act, the undersigned corporation hereby adopts the following Third Amended and Restated Articles of Incorporation:
ARTICLE ONE
     The name of this corporation shall be: APPLICA INCORPORATED (the “Corporation”).
ARTICLE TWO
     The purpose for which the Corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the laws of the State of Florida. The Corporation shall have all of the general and additional powers and rights now or hereafter conferred upon it by law.
ARTICLE THREE
     The maximum number of shares of stock which the Corporation is authorized to have at any time is seventy-six million (76,000,000) shares, of which seventy-five million (75,000,000) shall be shares of “Common Stock,” having a par value of $0.10 per share, and of which one million (1,000,000) shall be “Preferred Stock,” having a par value $0.10 per share, the consideration for the issuance of which shall be fixed by the Board of Directors.
     The Corporation shall have the power to issue the whole or any part of the shares of its capital stock as partly paid, subject to calls thereon until the whole thereof shall have been paid in full; this is to be determined by the Board of Directors. All holders of stock shall be entitled to vote the same whether said stock be fully or partially paid unless determined otherwise by the Board of Directors at or before the time of the issuance thereof.
     The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series by adoption of amendments to the Articles of Incorporation, to establish from time to time the number of shares to be included in such series and to fix the designation, voting powers, preferences and relative participating, optional or other special rights of the shares of each of such series, and the qualifications, limitations or restrictions thereof. The Board of Directors may authorize the issuance of stock to such persons upon such terms and for such consideration in cash, property or services as the Board of Directors may determine and as may be allowed by law. The just valuation of such property or services shall be fixed by the Board of Directors. All such stock when issued shall be fully paid and exempt from assessment.
ARTICLE FOUR
     The Corporation shall have permanent and perpetual existence.
ARTICLE FIVE
     The post office address of the principal office of the Corporation shall be 3633 Flamingo Road, Miramar, Florida 33027, but other offices for the transaction of business may be located wherever the Board of Directors may deem necessary or fit.

ARTICLE SIX
     Section 1. Number, Election and Term of Office. The business of the Corporation shall be managed by a Board of Directors who need not be shareholders of the Corporation. The number of directors shall be 15, which number may be increased or decreased from time to time by resolution of the majority of the Board of Directors, but shall not be less than seven nor more than 15.
     The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. The terms of office of directors of one class shall expire at each annual meeting of shareholders, and in all cases as to each director until his successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity. If the number of directors is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional director elected to any class shall hold office for a term which shall coincide with the terms of the other directors in such class. No decrease in the number of directors shall shorten the term of any incumbent director.
     At each annual meeting, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if different, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of shareholders after their election. At each annual meeting of shareholders, the nominees receiving the highest number of votes will be elected.
     Section 2. Removal. Any director or the entire Board of Directors may be removed; however, such removal must be for cause and must be approved as set forth in this Section. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if: (a) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction; or (b) such director has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation and such adjudication is no longer subject to direct appeal.
     Removal for cause, as defined in (a) and (b) above, must be approved by at least a majority vote of the shares of the Corporation then entitled to vote at an election for that director or by at least a majority of the total number of directors. Any action for the removal of a director must be brought within one year of such conviction or adjudication.
     Section 3. Vacancies. Any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, the creation of a new directorship by an increase in the authorized number of directors, or otherwise shall be filled by a majority vote of the directors then in office, though less than a quorum of the entire Board of Directors. Directors so chosen to fill any vacancy shall hold office for a term expiring at the nest Annual Meeting of Shareholders.
     Section 4. Amendment, Alteration, Repeal, etc. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 67% of the shares of the Corporation then entitled to vote in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article Six.
ARTICLE SEVEN
     Upon the election of the Board of Directors by the shareholders, such Board shall manage the business and affairs of the Corporation without the need of further authorization from the shareholders, except as otherwise provided by law. An action of the Board may be rescinded only upon a vote of shareholders having two-thirds (2/3) of the stock of the Corporation which may at any time be actually issued, unless otherwise provided for by the Bylaws.

ARTICLE EIGHT
     No shareholder of the Corporation shall, because of his ownership of stock, have a preemptive or other right to purchase, subscribe for, or take any part of any stock or any part of the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase stock of the Corporation issued, optioned, or sold by it after its incorporation. Any part of the capital stock and any part of the notes, debentures, bonds or other securities convertible into or carrying options or warranties to purchase stock of the Corporation authorized by this Articles of Incorporation or by amended articles, duly filed, may at any time be issued, optioned for sale, and sold or disposed of by the Corporation pursuant to resolution of the Board of Directors to such persons and upon such terms as may to such Board seem proper without first offering such stock or securities or any part thereof to existing shareholders.
ARTICLE NINE
     Section 1. Any action required or permitted to be taken by the shareholders of the Corporation must be taken at a duly called annual or special meeting of shareholders of the Corporation. No shareholder action may be taken by a consent in writing.
     Section 2. The Corporation shall call a special meeting upon the written request of the Chairman, the President, a majority of the Board of Directors acting with or without a meeting, or the holders of not less than ten percent (10%) of all the shares entitled to vote at the meeting.
     Section 3. Upon request in writing delivered either in person or by registered or certified mail to the Secretary of the Corporation by the persons herein entitled to request the calling of a special meeting of shareholders, the Board of Directors shall fix the Record Date for and the place, date and hour of the meeting, and the Secretary shall give notice of such meeting and the place, day and hour and the purpose or purposes thereof to the shareholders entitled thereto.

APPLICA INCORPORATED
PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
     The undersigned hereby appoints Terry Polistina and Harry D. Schulman and each of them, each with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of Applica Incorporated (the “Company”) to be held at the Company’s executive offices located at 3633 Flamingo Road, Miramar, Florida 33027 on Tuesday, May 9, 2006, at 10:00 a.m., local time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this card, and in their discretion upon such other matters as may come before the meeting.
This Proxy when properly executed will be voted as specified on the reverse side. If no direction is made, the Proxy will be voted “FOR” the election of Directors and “FOR” Proposal 2, Proposal 3 and Proposal 4.
(Continued and to be signed on the other side)

Annual Meeting of Shareholders of
APPLICA INCORPORATED
May 9, 2006
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “ FOR” PROPOSALS 2, 3 and 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE☒
Proposal 1. Election of three members to Class I of the Company’s Board of Directors to serve until the 2009 Annual Meeting of Shareholders or until their successors are duly elected and qualified, and election of one member to Class II of the Company’s Board of Directors to serve until the 2007 Annual Meeting of Shareholders or until his successor is duly elected and qualified.

☐	FOR ALL THE NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

Nominees:
Class I
	o	Susan J. Ganz
	o	J. Maurice Hopkins
	o	Thomas J. Kane

Class II
	o	Christopher B. Madison
INSTRUCTION: To withhold authority for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here •.
Proposal 2. Approval of the amendment to our Second Amended and Restated Articles of Incorporation to eliminate the “super-majority” shareholder approval requirement for certain business combinations.

☐	FOR

☐	AGAINST

☐	ABSTAIN
Proposal 3. Approval of the amendments to our Second Amended and Restated Articles of Incorporation to increase the authorized shares of Applica’s capital stock to 76,000,000 shares and designate 1,000,000 of such shares as undesignated preferred stock.

☐	FOR

☐	AGAINST

☐	ABSTAIN

Proposal 4. Ratification of the reappointment of Grant Thornton LLP as the Company’s independent accountants for the year ended December 31, 2006.

☐	FOR

☐	AGAINST

☐	ABSTAIN
The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Shareholders of the Company called for May 9, 2006 and a Proxy Statement for the Annual Meeting prior to the approving of this proxy.
PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date:

Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, executor, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.